FOR IMMEDIATE RELEASE

LIVEWIRE GROUP, INC. ACQUIRES DUST MOTO

LiveWire expands further into the electric off‑road category with their first acquisition, combining complementary capabilities and accelerating product development.

MILWAUKEE, WI – May 19, 2026 – LiveWire Group, Inc. (NYSE: LVWR), a leader in the electric two‑wheel industry, today announced it has acquired the assets of Dust Moto, bringing deep off‑road knowledge and expertise to LiveWire, thereby marking a strategic expansion into the electric off‑road segment.

The acquisition strengthens LiveWire’s strategy to grow beyond on‑road electric motorcycles and address the rapidly expanding electric off‑road market, which is being driven by riders seeking incredible torque and performance with the added benefits of reduced noise, lower maintenance, and an accessible riding experiences through simplified operation and single‑speed drive.

With the completed transaction, LiveWire is advancing Dust’s electric dirt bike platform toward production, leveraging LiveWire’s engineering capabilities, manufacturing scale, and global marketing, sales, and service network to accelerate development and go‑to‑market execution.

“LiveWire pioneered the on‑road electric motorcycle market, and this acquisition allows us to build on that leadership as we expand into off‑road, continuing the journey that began with STACYC ten years ago,” said Karim Donnez, CEO of LiveWire Group, Inc. “Dust Moto is a strong strategic fit and an accelerator of our vision, bringing proven off‑road insight that will contribute meaningfully to LiveWire’s leadership position in electric powersports.”

“Joining LiveWire marks an exciting next chapter in our journey,” said Colin Godby, CEO of Dust Moto. “LiveWire shares our fundamental DNA as an American brand focused on performance, innovation, and putting riders first. With LiveWire’s scale, resources, and global reach, we can bring our electric off-road bike to market with a worldwide audience and deliver an unmatched off-road experience.”

The acquisition reflects LiveWire’s continued focus on expanding its product portfolio and addressable market while reinforcing its commitment to innovation across electric powersports. LiveWire intends to share more information on the launch of the product in the second half (2H) of this year.

Press Contact:
Jon Bekefy
jon.bekefy@livewire.com

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About LiveWire
LiveWire has a dedicated focus on the electric powersports sector. LiveWire’s majority stockholder is Harley-Davidson, Inc. LiveWire comes from the lineage of Harley-Davidson and is capitalizing on a decade of its learnings in the EV sector. LiveWire plans to develop the technology of the future and invest in the capabilities needed to lead the transformation of motorcycling and powersports.

About Dust Moto
DUST Moto, a pioneering electric motorcycle startup in the U.S., launched with the intention of offering an aﬀordable, high performance electric dirt bike.